Exhibit 99.1

Analyst Contact:	Gregory S. Panagos	News Release
+1 713-232-7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: August 13, 2010
+1 713-232-7647

ZUG COMMERCIAL REGISTER DOES NOT APPROVE REGISTRATION OF TRANSOCEAN’S FIRST DISTRIBUTION INSTALLMENT

Transocean to Appeal Commercial Register’s Decision

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that the Commercial Register of the Canton of Zug rejected Transocean’s application to register the first of four planned partial par value reductions in an amount of 0.86 Swiss francs per issued share, equal to approximately 0.82 U.S. dollars (using an exchange rate of 1.00 U.S. dollar to 1.05 Swiss francs as of the close of trading on August 12, 2010). The Commercial Register’s rejection is related to the fact that Transocean has been served in Switzerland with several complaints from lawsuits filed in the U.S. Transocean disagrees with the Commercial Register’s view. Transocean continues to believe that all prerequisites for the registration of the first partial par value reduction have been satisfied and will appeal the decision of the Commercial Register. Without effective registration of the applicable par value reduction, Transocean will not be able to proceed with the payment of the first or any subsequent installment of its cash distribution to shareholders.

In February 2010, the Board of Directors recommended a distribution to shareholders in the form of a par value reduction in the aggregate amount of 3.44 Swiss francs per issued share equal to approximately 3.28 U.S. dollars (using an exchange rate of 1.00 U.S. dollar to 1.05 Swiss francs as of the close of trading on August 12, 2010) to be calculated and paid in four quarterly installments. The proposal for the distribution was described in a proxy statement filed April 1, 2010 in connection with the Annual General Meeting on May 14, 2010 and approved by shareholders at the meeting. Under Swiss law, upon satisfaction of all legal requirements, Transocean was required to submit an application to the commercial register in the Canton of Zug to register the applicable par value reduction.

Statements regarding the distribution to shareholders, including timing and amount of distribution available options, appeal of the rejection of the application in the relevant courts, future payments of the distribution, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to compliance with legal requirements, operating hazards and delays, actions by governmental and regulatory authorities (including courts), customers and other third parties, the future price of oil and gas, the actual revenues earned and other factors detailed in the company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Additional information regarding the distribution may be found in the company’s most recent Form 10-Q, proxy statement and other filings made with the SEC.

Transocean Ltd. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units plus three ultra-deepwater drillships under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 45 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

For more information about Transocean, please visit our website at www.deepwater.com.

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